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Exhibit 12.01

CITICORP
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In millions of dollars)

						SIX MONTHS ENDED JUNE 30,
	YEAR ENDED DECEMBER 31,
EXCLUDING INTEREST ON DEPOSITS:
	2002	2001	2000(1)	1999(1)	1998(1)	2003	2002
FIXED CHARGES:
INTEREST EXPENSE (OTHER THAN INTEREST ON DEPOSITS)	$6,282	$8,316	$8,722	$7,795	$7,308	2,958	3,343
INTEREST FACTOR IN RENT EXPENSE	322	303	283	235	213	179	151

TOTAL FIXED CHARGES	$6,604	$8,619	$9,005	$8,030	$7,521	3,137	3,494

INCOME:
INCOME BEFORE TAXES, MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	$16,166	$15,221	$12,876	$10,496	$6,732	9,173	8,413
FIXED CHARGES	6,604	8,619	9,005	8,030	7,521	3,137	3,494

TOTAL INCOME	$22,770	$23,840	$21,881	$18,526	$14,253	12,310	11,907

RATIO OF INCOME TO FIXED CHARGES EXCLUDING INTEREST ON DEPOSITS	3.45	2.77	2.43	2.31	1.90	3.92	3.41

INCLUDING INTEREST ON DEPOSITS:
FIXED CHARGES:
INTEREST EXPENSE	$15,079	$20,181	$22,045	$18,606	$18,868	6,523	7,648
INTEREST FACTOR IN RENT EXPENSE	322	303	283	235	213	179	151

TOTAL FIXED CHARGES	$15,401	$20,484	$22,328	$18,841	$19,081	6,702	7,799

INCOME:
INCOME BEFORE TAXES, MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	$16,166	$15,221	$12,876	$10,496	$6,732	9,173	8,413
FIXED CHARGES	15,401	20,484	22,328	18,841	19,081	6,702	7,799

TOTAL INCOME	$31,567	$35,705	$35,204	$29,337	$25,813	15,875	16,212

RATIO OF INCOME TO FIXED CHARGES
INCLUDING INTEREST ON DEPOSITS	2.05	1.74	1.58	1.56	1.35	2.37	2.08

(1)
On November 30, 2000, Citigroup Inc. completed its acquisition of Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests. Subsequent to the acquisition, Associates was contributed to and became a wholly owned subsidiary of Citicorp and Citicorp issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates.

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  Exhibit 12.01
CITICORP CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (In millions of dollars)